UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2011

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road

Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 10, 2011, Ditech Networks, Inc. received from The NASDAQ Stock Market LLC (“Nasdaq”) a letter indicating that for 30 consecutive business days the bid price of Ditech Networks’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Global Market under Marketplace Rule 5450(a)(1). In accordance with Marketplace Rule 5810(c)(3)(A), Ditech Networks has 180 calendar days, or until May 8, 2012, to regain compliance. If at any time before May 8, 2012 the bid price of Ditech Networks’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide written notification that Ditech Networks has achieved compliance. If Ditech Networks does not regain compliance by May 8, 2012, Ditech Networks may be eligible for an additional 180 calendar day grace period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of bid price, and has applied to transfer its common stock to The Nasdaq Capital Market and has provided written notice of its intention to cure the deficiency during the grace period. If Nasdaq determines that Ditech Networks will not be able to cure the deficiency, or if Ditech Networks determines not to submit an application to transfer its common stock to The Nasdaq Capital Market or provide written notice of its intention to cure the deficiency, then Nasdaq will provide written notification that Ditech Networks’s common stock will be subject to delisting, after which Ditech Networks may appeal the delisting determination to a hearings panel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DITECH NETWORKS, INC.

Dated: November 16, 2011	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer